Exhibit 107

Calculation of Filing Fee Tables

FORM F-4

REGISTRATION STATEMENT

(Form Type)

HAMMERHEAD ENERGY INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid
	Equity	New SPAC Class A Common Shares (3) (4)(5)	Rule 457(c) and 457(f)	127,740,535	$10.06 (6)	$1,285,069,782.10	0.0001102	$141,614.69
	Equity	New SPAC Class A Common Shares issuable upon exercise of New SPAC Warrants (7)	Rule 457(i)	30,050,000	$12.096 (8)	$363,484,800	0.0001102	$40,056.02
	Equity	New SPAC Warrants (9)(5)	Rule 457(c), 457 (f) and 457 (i)	30,050,000	(9)	(9)	(9)	(9)
	Total Offering Amounts					$1,648,554,582.10		$181,670.71
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$181,670.71

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Determined in accordance with Section 6(b) of the Securities Act, at a rate equal to $110.20 per $1.0 million of the proposed maximum aggregate offering price.
(3)

Represents the estimated maximum number of Class A common shares in the authorized share capital of New SPAC (“New SPAC Class A Common Shares”) to be issued by Hammerhead Energy Inc., an Alberta corporation (“New SPAC”), hereunder upon completion of the business combination described in the accompanying proxy statement/prospectus (the “Business Combination”) and is based on (i) up to 39,531,250 New SPAC Class A Common Shares to be issued in connection with the consummation of the Business Combination, ultimately, after a series of transactions, in exchange for 31,625,000 Class A ordinary shares, par value $0.0001 per share, of Decarbonization Plus Acquisition Corporation IV (“DCRD” and such shares, the “DCRD Class A Ordinary Shares”), and 7,906,250 Class B ordinary shares, par value $0.0001 per share, of DCRD (the “DCRD Class B Ordinary Shares”); and (ii) 88,209,285 New SPAC Class A Common Shares to be issued to existing securityholders of Hammerhead Resources Inc. (“Hammerhead”) in connection with the consummation of the Business Combination.

(4)

In connection with the Business Combination (i) DCRD will transfer by way of continuation from the Cayman Islands to the Province of Alberta, Canada in accordance with DCRD’s amended and restated memorandum and articles of association and the Cayman Islands Companies Act (as amended) and domesticate as an Alberta corporation in accordance with the Business Corporations Act (Alberta) (the “Domestication”), and in connection with such Domestication, each DCRD Class A Ordinary Share and DCRD Class B Ordinary Share will become a Class A common share in the authorized share capital of DCRD (a “DCRD Class A Common Share”) and Class B common share in the authorized share capital of DCRD (a “DCRD Class B Common Share”), respectively; and following the Domestication, (ii) (a) each DCRD Class A Common Share issued and outstanding will be exchanged, on a one for one basis, for a New SPAC Class A Common Share and (b) each DCRD Class B Common Share then issued and outstanding will be exchanged, on a one for one basis, for a New SPAC Class B Common Share, which will subsequently be exchanged, on a one-for-one basis, for a New SPAC Class A Common Share.

(5)

DCRD Class A Ordinary Shares, DCRD Public Warrants (as defined below) and DCRD’s units sold in the DCRD IPO (as defined below), each of which consists of one DCRD Class A Ordinary Share and one-half of one DCRD Public Warrant are currently listed on the NASDAQ Capital Market (“NASDAQ”) under the symbols “DCRD,” “DCRDW” and “DCRDU,” respectively. Upon the closing of the Business Combination, these DCRD securities will be delisted from NASDAQ, and the New SPAC Class A Common Shares and New SPAC Warrants (as defined below) are expected to trade on NASDAQ under the symbols “HHRS” and “HHRSW,” respectively.

(6)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of DCRD Class A Ordinary Shares reported on NASDAQ on October 5, 2022 ($10.06 per DCRD Class A Ordinary Share). This calculation is in accordance with Rules 457(c) and 457(f)(1) promulgated under the Securities Act.

(7)	Represents New SPAC Class A Common Shares issuable upon the exercise of New SPAC Warrants.
(8)

Represents the sum of (x) the average of the high and low prices of DCRD Public Warrants (as defined below) reported on NASDAQ on October 5, 2022 ($0.596 per DCRD Public Warrant) and (y) the exercise price of the New SPAC Warrants of $11.50.

(9)

Represents the estimated maximum number of warrants to purchase New SPAC Class A Common Shares (the “New SPAC Warrants”) to be issued hereunder upon completion of the Business Combination and is based on (i) 15,812,500 warrants of DCRD (“DCRD Public Warrants”) sold to the public in DCRD’s initial public offering (the “DCRD IPO”), (ii) 12,737,500 DCRD Warrants (as defined below) issued to Decarbonization Plus Acquisition Sponsor IV, LLC, a Cayman Islands limited liability company (“DCRD Sponsor”) and certain of DCRD’s independent directors in connection with the DCRD IPO (the “DCRD Private Placement Warrants” and together with the DCRD Public Warrants, the “DCRD Warrants”) and (iii) up to 1,500,000 private placement warrants that may be issued to DCRD Sponsor in connection with working capital loans made by DCRD Sponsor or any of its affiliates to DCRD. No separate registration fee required pursuant to Rule 457(i) under the Securities Act.